Exhibit 10.26

MEADWESTVACO CORPORATION RETIREMENT RESTORATION PLAN

Effective January 1, 2009, except as otherwise provided

ARTICLE 1. INTRODUCTION		1
1.01.	History of the Plan	1
1.02.	Overview and Purposes of the Plan	2
1.03.	Section 409A of the Internal Revenue Code	2
1.04.	Effective Date	3

ARTICLE 2. DEFINITIONS AND CONSTRUCTION		4
2.01.	Definitions	4
2.02.	Construction	7
2.03.	Timing of Payments	7

ARTICLE 3. ELIGIBILITY, PARTICIPATION, AND VESTING		8
3.01.	Eligibility and Participation	8
3.02.	Vesting	8

ARTICLE 4. AMOUNT AND PAYMENT OF BENEFITS		9
4.01.	Amount of Benefits	9
4.02.	Form and Time of Benefit Payments	9
4.03.	Death Benefits	11

ARTICLE 5. PLAN ADMINISTRATION		13
5.01.	Plan Administrator	13
5.02.	Interpretations	13
5.03.	Elections and Designations	13
5.04.	Claims	13

ARTICLE 6. AMENDMENT, MERGER, AND TERMINATION OF PLAN		14
6.01.	Amendment of the Plan	14
6.02.	Termination of the Plan	14
6.03.	Design Decisions	14

ARTICLE 7. MISCELLANEOUS PROVISIONS		15
7.01.	Employment Rights Not Affected by Plan	15
7.02.	Integration Clause	15
7.03.	Doubt as to Identity	15
7.04.	Consistency of Payment Forms in Benefit Calculations	15
7.05.	Discretion to Accelerate Payments	16
7.06.	Payment Medium	16
7.07.	Obligations to Make Payments	16
7.08.	Liability Limited	16
7.09.	Overpayments	16
7.10.	Incapacity and Minor Status	16

MEADWESTVACO RETIREMENT RESTORATION PLAN	2009 RESTATEMENT

7.11.	Assignment and Liens	17
7.12.	Withholding Taxes	17
7.13.	Titles and Headings Not to Control	17
7.14.	Notice of Process	17
7.15.	Governing Law and Limitation on Actions	17
7.16.	Class Action Forum Selection Clause	18
7.17.	Severability	18
7.18.	Complete Statement of Plan	18

MEADWESTVACO RETIREMENT RESTORATION PLAN	2009 RESTATEMENT

ARTICLE 1. INTRODUCTION

1.01.	HISTORY OF THE PLAN

(a)	Immediately before January 1, 2003, The Mead Corporation and Westvaco Corporation sponsored, inter alia, the following four supplemental and excess benefit plans for the benefit of certain of their employees:

(1)	The Mead Corporation Section 415 Excess Benefit Plan, which was a defined benefit plan designed to supplement the amount of any pension payable to or on account of any employee or former employee of the Mead Corporation and certain of its affiliates from the Mead Retirement Plan to the extent that such employee’s or former employee’s pension from the Mead Retirement Plan was limited as a result of section 415 of the Internal Revenue Code.

(2)	The Mead Corporation Excess Earnings Benefit Plan, which was a defined benefit plan designed to supplement the amount of benefits payable to or on account of any employee or former employee of the Mead Corporation and certain of its subsidiaries from the Mead Corporation retirement and pension plans to the extent that such benefits were limited as a result of section 401(a)(17) of the Internal Revenue Code.

(3)	The Westvaco Corporation Retirement Income Restoration Plan, which was a defined benefit plan designed to supplement the amount of benefits payable to or on account of any employee or former employee of Westvaco Corporation and certain of its subsidiaries from the Westvaco Corporation retirement and pension plans to the extent that such benefits were limited as a result of section 401(a)(17) of the Internal Revenue Code.

(4)	The Westvaco Corporation Excess Benefit Plan, which was a combination defined benefit and defined contribution plan designed to supplement the amount of benefits payable to or on account of any employee or former employee of Westvaco Corporation and certain of its subsidiaries from the Westvaco Corporation retirement and pension plans and/or the Westvaco Corporation Savings and Investment Plan for Salaried Employees to the extent that such benefits were limited as a result of section 415 of the Internal Revenue Code.

(b)	Effective January 1, 2003, all or portions of the Mead Corporation Section 415 Excess Benefit Plan, the Mead Corporation Excess Earnings Benefit Plan, the Westvaco Corporation Retirement Income Restoration Plan and the Westvaco Corporation Excess Benefit Plan (the “Predecessor Plans”) were merged into the MeadWestvaco Corporation Retirement Restoration Plan (the “Plan”). With respect to participants whose benefits were transferred to the Plan as a result of the merger, the accrued benefits and liabilities under the Predecessor Plans immediately before the merger became accrued benefits and liabilities under this Plan immediately after the merger. To the extent required by the plan documents for the Predecessor Plans, the accrued benefits under the Predecessor Plans that were transferred to this Plan shall not be reduced as a result of the transfer.

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(c)	The Plan is a single plan sponsored by MeadWestvaco Corporation.

1.02.	OVERVIEW AND PURPOSES OF THE PLAN

(a)	The benefits provided under the Plan are linked to the benefits provided under the MeadWestvaco Corporation Retirement Plan for Salaried and Non-Bargained Hourly Employees and certain other defined benefit pension plans that are qualified under section 401(a) of the Code and are sponsored by the Employer. The purpose of the Plan is to restore certain retirement benefits that cannot be provided under such tax-qualified defined benefit plans by reason of the limits required by sections 401(a)(17) and/or 415 of the Internal Revenue Code of 1986, as amended.

(b)	The Plan is unfunded and benefits due under the Plan remain subject to claims of the Company’s general creditors in the event of the Company’s bankruptcy or insolvency. Benefits due under the Plan shall be payable from the general assets of the Employers or, in the sole discretion of the Plan Administrator, from the assets of the Company or from any unsecured (“rabbi”) trust or similar arrangement, the assets of which shall be subject to the claims of the Company’s general creditors in the event of the Company’s bankruptcy or insolvency.

(c)	The Plan is maintained primarily for the purpose of providing deferred compensation for a select group of management and/or highly compensated employees of the Company. The Plan shall not be subject to the participation and vesting requirements, funding provisions, or fiduciary duty rules (Parts 2, 3, and 4 of Title I) of ERISA.

1.03.	SECTION 409A OF THE INTERNAL REVENUE CODE

(a)	Effective January 1, 2005:

(1)	All benefits under the Plan shall be subject to section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);

(2)	The Plan shall comply with the requirements of, and shall be operated, administered, and interpreted in accordance with section 409A of the Code, except to the extent permitted by transition relief issued by the Internal Revenue Service; and

(3)	For the period from January 1, 2005 through December 31, 2008, the Company and the Plan Administrator had sole discretion to override the terms set forth in the plan document for the Plan to the extent that either the Company or the Plan Administrator determined to be necessary or appropriate to comply with a good-faith, reasonable interpretation of the requirements of section 409A of the Code.

(4)	If the Company or Plan Administrator determines that any provision of the Plan is or might be inconsistent with the restrictions imposed by section 409A of the Code, such provision shall be deemed to be amended to the extent that the Company or Plan Administrator determines is necessary to bring it into compliance with the requirements of section 409A of the Code. Any such deemed amendment shall be effective as of the earliest date such amendment is necessary under section 409A of the Code.

MEADWESTVACO RETIREMENT RESTORATION PLAN	2009 RESTATEMENT

(b)	No provision in the Plan shall be interpreted or construed to (1) create any liability for the Company or any Affiliate, or any of their employees, officers, directors, or other service providers, related to a failure to comply with section 409A, or (2) transfer any liability for a failure to comply with section 409A from a Participant or other individual to the Company or any Affiliate, or any of their employees, officers, directors, or other service providers.

1.04.	EFFECTIVE DATE

Except where a particular provision of the Plan specifies a different effective date for that provision, this restatement of the Plan shall be effective January 1, 2009, and the provisions of this Plan document shall not affect Plan benefits for which payments commenced before January 1, 2009.

MEADWESTVACO RETIREMENT RESTORATION PLAN	2009 RESTATEMENT

ARTICLE 2. DEFINITIONS AND CONSTRUCTION

2.01.	DEFINITIONS

For purposes of the Plan, unless the context clearly or necessarily indicates the contrary, the following words and phrases shall have the meaning set forth in the definitions below:

(a)	“Actual Commencement Date” means, for any Participant, the date on which payments under the Plan to such Participant commence, in accordance with Section 4.02(b).

(b)	“Affiliate” shall mean, with respect to each Employer, any person or entity that is required to be combined with such Employer as a single employer under Section 414(b) or (c) of the Code, except that the 80 percent ownership standard prescribed by Section 1563(a)(1), (2), and (3) of the Code and Treas. Reg. § 1.414(c)-2 shall be replaced with a 50 percent ownership standard.

(c)	“Annuity Component” means the portion of a Legacy Mead Participant’s Supplemental FAP Benefit that is paid in the form of an annuity, as described in Section 4.01(c)(2).

(d)	“Beneficiary” means, for any Participant who dies, the person(s) designated by the Participant as his beneficiary(ies) (or contingent annuitant or similar survivor entitled to a benefit after the Participant’s death) under the Qualified Plan. If the Participant has not designated a beneficiary under the Qualified Plan, his Beneficiary shall be (1) his surviving Spouse, if any, or (2) if he does not have a Surviving Spouse, his estate.

(e)	“Board of Directors” means the Board of Directors of the Company.

(f)	“Cash Balance Participant” means a Participant who is a “Cash Balance Participant” as defined by the Qualified Plan.

(g)	“Code” means the Internal Revenue Code of 1986, as amended.

(h)	“Company” means MeadWestvaco Corporation, a Delaware corporation.

(i)	“Employer” means the Company and any Affiliate that, with the consent of the Board of Directors, has adopted the Plan.

(j)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(k)	“Gross Pension” means, with respect to any Participant as of any date, the pension benefit that would be payable to the Participant under a specified formula of the Qualified Plan (or, where no formula is specified herein, under all of the Qualified Plan’s formulas, but excluding any supplemental or restructuring benefit), commencing on such date, if not for the Qualified Plan Limits.

(l)	“Legacy Mead Participant” means a Participant who is a Mead Legacy Participant (as defined by the MeadWestvaco Corporation Retirement Plan for Salaried and Non-Bargained Hourly Employees) and is eligible to elect to receive his Frozen December 31, 2002 Accrued Benefit (as defined by such Qualified Plan) in a lump sum, determined based on the provisions of the Qualified Plan in effect on January 1, 2009.

MEADWESTVACO RETIREMENT RESTORATION PLAN	2009 RESTATEMENT

(m)	“Lump-Sum FAP Component” means the portion of a Legacy Mead Participant’s Supplemental FAP Benefit that is paid in a lump sum, as described in Section 4.01(c)(1).

(n)	“Nominal Commencement Date” means, for any Participant—

(1)	For the Participant’s Supplemental Cash Balance Benefit (if any), the first day of the calendar month coincident with or next following the Participant’s Termination Date; and

(2)	For the Participant’s Supplemental FAP Benefit (if any), the first day of the calendar month coincident with or next following the later of (A) the Participant’s Termination Date or (B) the Participant’s 55th birthday;

provided, that for any Participant who (i) had a Termination Date before July 1, 2008, (ii) attained age 55 before January 1, 2009, and (iii) did not begin receiving his Plan benefit before January 1, 2009, the Nominal Commencement Date means January 1, 2009.

(o)	“Participant” means an individual who satisfies the requirements for participation in the Plan in Section 3.01 and whose accrued benefit under the Plan has not been forfeited or paid in full.

(p)	“Plan” means the MeadWestvaco Retirement Restoration Plan, as in effect and amended from time to time.

(q)	“Plan Administrator” means the plan administrator appointed pursuant to Section 5.01(a).

(r)	“Plan Interest Rate” means the interest rate that is required by the Qualified Plan for purposes of converting a single-life annuity to a lump-sum payment commencing as of the Participant’s Nominal Commencement Date. If the rate required by the Qualified Plan is determined by reference to a yield curve, the Plan Interest Rate shall mean the first segment of such yield curve.

(s)	“Predecessor Plans” means the Westvaco Corporation Retirement Income Restoration Plan, the Mead Corporation Section 415 Excess Benefit Plan, the Mead Corporation Excess Earnings Benefit Plan and the Westvaco Corporation Excess Benefit Plan.

(t)	“Qualified Pension” means, with respect to any Participant as of any date, the actual pension benefit payable to the Participant under a specified formula of the Qualified Plan (or, where no formula is specified herein, under all of the Qualified Plan’s formulas, but excluding any supplemental or restructuring benefit), commencing on such date.

(u)	“Qualified Plan” means, for any Participant, the tax-qualified defined benefit pension plan maintained by the Company or an Affiliate for non-bargained employees, under which the Participant accrued benefits. Such tax-qualified defined benefit pension plan shall be (1) the MeadWestvaco Corporation Retirement Plan for Salaried and Non-Bargained Hourly Employees or (2) the MeadWestvaco Corporation Envelope Division Retirement Plan for Salaried and Non-Bargained Hourly Employees.

MEADWESTVACO RETIREMENT RESTORATION PLAN	2009 RESTATEMENT

(v)	“Qualified Plan Limits” means the provisions of the Qualified Plan implementing Section 401(a)(17) or Section 415 of the Code.

(w)	“Spouse” means the person, if any, to whom a Participant is legally married under the laws of the state in which the Participant resides, and who qualifies as a “spouse” within the meaning of 1 U.S.C. § 7.

(x)	“Supplemental Cash Balance Benefit” means, for any Participant, the portion (if any) of his Supplemental Pension that is attributable to the Qualified Plan’s cash balance formula—i.e., the excess (if any) of (i) the Participant’s Gross Pension calculated under the Qualified Plan’s cash balance formula, over (ii) the Participant’s Qualified Pension calculated under the Qualified Plan’s cash balance formula.

(1)	For any Cash Balance Participant who does not have a Pre-Cash Balance Accrued Benefit (as defined by the Qualified Plan) under the Qualified Plan, the Participant’s Supplemental Pension shall consist entirely of the Participant’s Supplemental Cash Balance Benefit.

(2)	No Participant who is not a Cash Balance Participant shall accrue a Supplemental Cash Balance Benefit.

(y)	“Supplemental FAP Benefit” means, for any Participant, the portion (if any) of his Supplemental Pension that is not attributable to the Qualified Plan’s cash balance formula—i.e., the excess (if any) of (i) the Participant’s Gross Pension calculated under the Qualified Plan’s final average pay formula (and any other formula other than the Qualified Plan’s cash balance formula, but excluding any supplemental or restructuring benefit), over (ii) the Participant’s Qualified Pension calculated under the Qualified Plan’s final average pay formula (and any other formula other than the Qualified Plan’s cash balance formula, but excluding any supplemental or restructuring benefit).

(1)	For any Participant who is not a Cash Balance Participant, such Participant’s Supplemental Pension shall consist entirely of the Participant’s Supplemental FAP Benefit.

(2)	For any Cash Balance Participant who has a Pre-Cash Balance Accrued Benefit (as defined by the Qualified Plan), such Participant’s Supplemental FAP Benefit shall be equal to the excess (if any) of (a) such Pre-Cash Balance Accrued Benefit, determined without regard to the Qualified Plan Limits, over (b) such Pre-Cash Balance Accrued Benefit.

(3)	No Cash Balance Participant who does not have a Pre-Cash Balance Accrued Benefit (as defined by the Qualified Plan) under the Qualified Plan shall accrue a Supplemental FAP Benefit.

(z)	“Supplemental Pension” means, for any Participant, the benefit (if any) payable to such Participant under this Plan, which shall equal his Gross Pension minus his Qualified Pension. For the avoidance of doubt, the value of a Participant’s Supplemental Pension shall not exceed the value of the sum of his Supplemental Cash Balance Benefit (if any) and his Supplemental FAP Benefit (if any).

MEADWESTVACO RETIREMENT RESTORATION PLAN	2009 RESTATEMENT

(aa)	“Termination Date” means the date of an individual’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code) with the Employers and their Affiliates, as determined by the Company in accordance with Treas. Reg. § 1.409A-1(h)(1). For purposes of the Plan:

(1)	An individual who is on a leave of absence (with the expectation that he will return) and does not have a statutory or contractual right to reemployment shall be deemed to have had a “separation for service” on the first date that is more than six months after the commencement of such leave of absence. However, if the leave of absence is due to any medically determinable physical or mental impairment that can be expected to last for a continuous period of six months or more, and such impairment causes the individual to be unable to perform the duties of his position of employment or any substantially similar position of employment, the preceding sentence shall be deemed to refer to a 29-month period rather than to a six-month period; and

(2)	A sale of assets to an unrelated buyer that results in an individual working for the buyer or one of its affiliates shall not, by itself, constitute a “separation from service” for such individual unless the Company, with the buyer’s written consent, so provides in writing 60 or fewer days before the closing of such sale.

2.02.	CONSTRUCTION

For purposes of the Plan, unless the contrary is clearly indicated by the context:

(a)	The use of the masculine gender shall also include within its meaning the feminine and vice versa;

(b)	The use of the singular shall also include within its meaning the plural and vice versa;

(c)	The word “include” means to include, but not to be limited to; and

(d)	Any reference to a statute or section of a statute shall further be a reference to any successor or amended statute or section, and any regulations or other guidance of general applicability issued thereunder.

2.03.	TIMING OF PAYMENTS

(a)	The phrase “as soon as practicable after” or any similar phrase shall mean the earliest administratively practicable date after the relevant date or event; provided that, in accordance with Treas. Reg. § 1.409A-3(b), such date shall be no later than the later of (1) the last day of the calendar year in which the relevant date or event occurs or (2) the 90th day following the occurrence of the relevant date or event.

(b)	To the extent that any payment under the Plan may be made within a specified number of days, or as soon as practicable, on or after any date or the occurrence of any date or event, the date of payment shall be determined by the Company in its sole discretion, and not by any Participant, beneficiary, or other individual.

MEADWESTVACO RETIREMENT RESTORATION PLAN	2009 RESTATEMENT

ARTICLE 3. ELIGIBILITY, PARTICIPATION, AND VESTING

3.01.	ELIGIBILITY AND PARTICIPATION

(a)	Any individual who was a member of one of the Predecessor Plans immediately before January 1, 2003, and whose benefits under such Predecessor Plan were transferred to this Plan as provided in Section 1.01(b), shall be a Participant in the Plan as of January 1, 2003.

(b)	Any individual designated by the Plan Administrator as a senior manager or highly compensated employee whose Qualified Pension is negatively affected by a Qualified Plan Limit shall be eligible to participate in the Plan as of the date established by the Plan Administrator.

3.02.	VESTING

(a)	A Participant’s Supplemental Pension (if any) shall vest according to the same schedule that applies for Qualified Plan benefits, as follows:

(1)	If the Participant is a Cash Balance Participant, his Supplemental Pension shall become fully vested after he has three Years of Vesting Service under the Qualified Plan.

(2)	If the Participant is not a Cash Balance Participant, his Supplemental Pension shall become fully vested after he has five Years of Vesting Service under the Qualified Plan.

(b)	If a Participant’s Termination Date occurs before his Supplemental Pension has become fully vested, he shall forfeit his Supplemental Pension (if any) and shall not have any right to a benefit or payment under the Plan.

MEADWESTVACO RETIREMENT RESTORATION PLAN	2009 RESTATEMENT

ARTICLE 4. AMOUNT AND PAYMENT OF BENEFITS

4.01.	AMOUNT OF BENEFITS

(a)	General Rule. A Participant’s benefit under the Plan (his Supplemental Pension) shall be equal to the excess, if any, of (i) his Gross Pension over (ii) his Qualified Pension, each calculated as of the Participant’s Nominal Commencement Date.

(b)	Special Rule for Cash Balance Participants Who Accrued Benefits Before January 1, 2008. The Supplemental Pension (if any) for any Cash Balance Participant who is entitled to a Supplemental Pension for service before January 1, 2008 shall consist of (1) a Supplemental FAP Benefit (for service before January 1, 2008) and (2) a Supplemental Cash Balance Benefit (for service on and after January 1, 2008).

(c)	Special Rule for Legacy Mead Participants. The Supplemental FAP Benefit (if any) for any Legacy Mead Participant shall consist of (i) a Lump-Sum FAP Component and (ii) an Annuity Component, as follows:

(1)	The Lump-Sum FAP Component shall be equal to the portion of the Participant’s Supplemental FAP Benefit attributable to his Frozen December 31, 2002 Accrued Benefit (as defined by the Qualified Plan)—i.e., the excess (if any) of (A) such Frozen December 31, 2002 Accrued Benefit, determined without regard to the Qualified Plan Limits, over (B) the actual amount of such Frozen December 31, 2002 Accrued Benefit; and

(2)	The Annuity Component shall be equal to the excess (if any) of the Participant’s Supplemental FAP Benefit over his Lump-Sum FAP Component.

4.02.	FORM AND TIME OF BENEFIT PAYMENTS

(a)	Form of Payment. Any vested Supplemental Pension shall be paid to the Participant in the form prescribed by this Section 4.02 (a).

(1)	Supplemental Cash Balance Benefit. The Participant’s vested Supplemental Cash Balance Benefit (if any) shall be paid in lump sum.

(2)	Supplemental FAP Benefit. The Participant’s vested Supplemental FAP Benefit (if any) shall be paid as follows:

(A)	Unless the Participant is a Legacy Mead Participant, his vested Supplemental FAP Benefit shall be paid in the annuity form elected (or deemed to be elected) by the Participant, in accordance with Section 4.02(d).

(B)	If the Participant is a Legacy Mead Participant, (i) his vested Lump-Sum FAP Component (if any) shall be paid in a lump sum, and (ii) his vested Annuity Component (if any) shall be paid in the form prescribed by subparagraph (A), above.

MEADWESTVACO RETIREMENT RESTORATION PLAN	2009 RESTATEMENT

(b)	Time of Payment. Payment of a Participant’s vested Supplemental Pension (if any) shall commence on the following Actual Commencement Date:

(1)	The Actual Commencement Date for the Participant’s vested Supplemental Cash Balance Benefit (if any) shall be the first day of the seventh calendar month that begins after the Participant’s Termination Date; and

(2)	The Actual Commencement Date for the Participant’s vested Supplemental FAP Benefit (if any) shall be the later of (A) the first day of the seventh calendar month that begins after the Participant’s Termination Date or (B) the first day of the calendar month coincident with or next following the Participant’s 55th birthday;

provided, that for any Participant who (i) had a Termination Date before July 1, 2008, (ii) attained age 55 before January 1, 2009, and (iii) did not begin receiving his Plan benefit before January 1, 2009, the Actual Commencement Date shall be a date during 2009, determined by the Plan Administrator.

If a Participant is not living on his Actual Commencement Date, no Supplemental Pension shall be paid to the Participant, but a death benefit may be payable to his Beneficiary under Section 4.03.

The time of payment of benefits to any Participant who has had a Termination Date shall not be affected in any way by a subsequent rehire. For example, payments that are required by the schedule set forth above shall not be suspended or otherwise delayed by reason of a Participant’s rehire.

(c)	Make-up Payment. If a Participant’s Actual Commencement Date occurs after his Nominal Commencement Date, the first payment to the Participant shall include an amount equal to:

(1)	The sum of all of the payments that would have been made on or before the Actual Commencement Date if payments had commenced on the Participant’s Nominal Commencement Date; plus

(2)	Interest, at the Plan Interest Rate, on each payment described in paragraph (1), above, calculated from the date on which the payment would have been made if payments had commenced on the Nominal Commencement Date to the Actual Commencement Date.

(d)	Election of Annuity Form of Payment.

(1)	Annuity Forms Permitted. Each Participant who has accrued a vested Supplemental FAP Benefit that is payable in the form of an annuity shall have a right to elect that such annuity be paid in one of the following annuity forms:

(A)	50% or 100% Joint and Survivor Annuity; or

(B)	Single-Life Annuity.

MEADWESTVACO RETIREMENT RESTORATION PLAN	2009 RESTATEMENT

Each annuity form listed above shall be defined by the terms of the Qualified Plan, disregarding any provision of the Qualified Plan that would result in any such annuity form not qualifying as a “life annuity” under Treas. Reg. § 1.409A-2(b)(2)(ii). The monthly amount payable under each annuity form listed above shall be actuarially equivalent to the monthly amount payable in the form of a Single-Life Annuity, determined using the actuarial assumptions prescribed by the Qualified Plan.

(2)	Election Procedures.

(A)	Subject to the requirements of subparagraph (B), below, a Participant shall make any election under this Section 4.02(d) on the form prescribed by the Plan Administrator, during an election period established by the Plan Administrator that ends no later than 20 business days before the Participant’s Nominal Commencement Date. If a Participant fails to file a valid election of an annuity form under this Section 4.02(d) during his election period, his Supplement FAP Benefit (excluding any Lump-Sum FAP Component) shall be paid in the following annuity form:

(i)	If the Participant is married, a Qualified Joint and Survivor Annuity, as defined by the Qualified Plan—i.e., a joint and 50% surviving spouse annuity; or

(ii)	If the Participant is not married, a Single-Life Annuity.

(B)	A married Participant’s election to receive a benefit in the form of a Single-Life Annuity shall be effective only if the Participant’s Spouse consents to such form of payment in accordance with such procedures as are established by the Plan Administrator.

4.03.	DEATH BENEFITS

(a)	Death Before Nominal Commencement Date. If a Participant dies before his Nominal Commencement Date, his Beneficiary shall be entitled to receive a death benefit under the Plan if (i) a vested death benefit is payable on the Participant’s behalf under the Qualified Plan, and (ii) the amount of such death benefit under the Qualified Plan is reduced by reason of a Qualified Plan Limit.

(1)	Amount. The amount of the death benefit payable under this Section 4.03 shall be equal to the excess (if any) of (A) the death benefit that would be payable under the Qualified Plan if not for the Qualified Plan Limits, over (B) the actual death benefit payable under the Qualified Plan, each determined as of the commencement date prescribed by paragraph (2), below.

(2)	Form and Time of Payment. The death benefit prescribed by paragraph (1), above, shall be paid to the Participant’s Beneficiary as follows:

(A)	Any portion of the death benefit that is attributable to the Qualified Plan’s cash balance formula shall be paid in a lump sum on the first day of the month next following the Participant’s death (or as soon as practicable thereafter).

MEADWESTVACO RETIREMENT RESTORATION PLAN	2009 RESTATEMENT

(B)	Any remaining portion of the death benefit shall be paid in the form prescribed by this Section 4.03(a)(2)(B), commencing on the later of (I) the first day of the month next following the Participant’s death (or as soon as practicable thereafter) or (II) the first day of the month coincident with or next following the date on which the Participant would have attained age 55:

(i)	Unless the Participant was a Legacy Mead Participant, the portion of the death benefit not described in subparagraph (A), above, shall be paid in the form of a single-life annuity over the Beneficiary’s life.

(ii)	If the Participant was a Legacy Mead Participant, (I) the portion of the death benefit attributable to the Participant’s Frozen December 31, 2002 Accrued Benefit (if any) shall be paid in a lump sum, and (II) the remainder of the death benefit (if any) shall be paid in the form prescribed by clause (i), above.

(b)	Death After Nominal Commencement Date but Before Actual Commencement Date. If a Participant dies after his Nominal Commencement Date but before his Actual Commencement Date, the Participant’s Beneficiary shall be entitled to receive the death benefits (if any) prescribed by paragraphs (1) and (2), below.

(1)	The amount prescribed by this paragraph (1) is:

(A)	The sum of all of the payments that would have been made to the Participant on or before the date of the Participant’s death if payments had commenced on the Nominal Commencement Date; plus

(B)	Interest, at the Plan Interest Rate, on each payment described in subparagraph (A), above, calculated from the date on which the payment would have been made if payments had commenced on the Nominal Commencement Date to the date on which payment is actually made.

Such amount prescribed by this paragraph (1) shall be paid as soon as practicable after the Participant’s death.

(2)	If the Participant elected an annuity form with a survivor benefit, his Beneficiary with respect to such survivor benefit shall receive such survivor benefit, commencing on the first day of the month next following the Participant’s death (or as soon as practicable thereafter).

(c)	Death After Actual Commencement Date. If a Participant dies after his Actual Commencement Date, no death benefit shall be paid on the Participant’s behalf unless the Participant elected to receive any portion of his benefit in the form of an annuity with a survivor benefit. If the Participant elected an annuity form with a survivor benefit, his Beneficiary with respect to such survivor benefit shall receive such survivor benefit, commencing on the first day of the month next following the Participant’s death (or as soon as practicable thereafter).

MEADWESTVACO RETIREMENT RESTORATION PLAN	2009 RESTATEMENT

ARTICLE 5. PLAN ADMINISTRATION

5.01.	PLAN ADMINISTRATOR

(a)	The committee appointed by the Company’s chief executive officer to administer the Qualified Plan shall also administer this Plan, unless the Company’s chief executive officer appoints different individuals to administer this Plan.

(b)	The Plan Administrator shall adopt such procedures and rules as it deems necessary or advisable to administer the Plan.

(c)	Any administrator under this Plan may employ one or more persons to render advice with regard to any responsibility such administrator has under the Plan.

(d)	All costs and expenses and fees of the Plan Administrator shall be borne by the Employers, which also shall bear all other costs and expenses incurred in administering the Plan.

5.02.	INTERPRETATIONS

All interpretations pertaining to facts or provisions of the Plan made by the Plan Administrator shall be made in the complete and exclusive discretion of the Plan Administrator and shall be binding and conclusive on all parties. The Plan Administrator shall have the complete and exclusive discretion to resolve ambiguities and inconsistencies in the language of the Plan and to supply omissions in the language of the Plan.

5.03.	ELECTIONS AND DESIGNATIONS

All elections and designations that Participants are required or permitted to make under the Plan shall be made in writing or electronically in the form prescribed by the Plan Administrator (or its designees).

5.04.	CLAIMS

Claims for participation in or benefits under the Plan shall be filed in accordance with procedures established by the Plan Administrator, in such form as shall be acceptable to the Company. In the absence of a separate written claims procedure, the claims procedure under the Qualified Plan shall apply under the Plan.

MEADWESTVACO RETIREMENT RESTORATION PLAN	2009 RESTATEMENT

ARTICLE 6. AMENDMENT, MERGER, AND TERMINATION OF PLAN

6.01.	AMENDMENT OF THE PLAN

(a)	The Company reserves the right, at any time and from time to time, to amend in whole or in part, either retroactively or prospectively, any or all of the provisions of this Plan without notice to or the consent of any Participant or beneficiary hereunder; provided, however, that no amendment shall have any retroactive effect to deprive any Participant of his vested benefit already accrued, other than an amendment that the Company determines is necessary or appropriate to conform the Plan to mandatory provisions of applicable federal or state laws, regulations, or rulings, or to secure or maintain favorable tax treatment of benefits accrued under the Plan.

(b)	Any amendment of this Plan may be adopted by resolution of the Board of Directors. In addition, the Chairman of the Board of Directors, the Chief Executive Officer of the Company, the President of the Company, and the Senior Vice President of the Company with responsibility for Human Resources may make any amendment in writing which (1) may be necessary or desirable to improve the administration of the Plan, so long as such amendment does not materially affect the substance of the Plan or the level of benefits the Plan provides, or (2) may be required to comply with various federal and state laws (including tax laws that might result in any adverse tax consequences to any Participant, Employer, or any of their Affiliates). All amendments shall be filed with the Secretary of the Company.

6.02.	TERMINATION OF THE PLAN

(a)	Reservation of Right to Terminate. Although the Company expects to continue the Plan indefinitely, the Company reserves the right to terminate the Plan at any time, partially or in its entirety, without notice to or the consent of any Participant or Beneficiary, by written resolution of the Board of Directors.

(b)	Date of Termination. If the Board of Directors adopts a resolution to terminate the Plan, the Plan shall be terminated as of a date to be specified in the resolution.

(c)	Rights of Affected Participants. In the event of a termination or partial termination of the Plan, benefits under the Plan shall cease to accrue. However, service after the termination date will count for vesting purposes and the form and time of payment of benefits under the Plan shall not change, unless (1) the Participant consents otherwise and (2) the Company determines that the change would not result in adverse tax consequences under section 409A of the Code (e.g., the change is permitted by Treas. Reg. § 1.409A-3(j)(4)(ix)).

6.03.	DESIGN DECISIONS

Decisions regarding the design of the Plan shall be made in a settlor capacity. The act of modifying, altering, amending, or terminating the Plan shall be taken on behalf of the Company as employer sponsor of the Plan, and shall not be construed under any circumstances as an act taken in a fiduciary capacity under or with respect to the Plan.

MEADWESTVACO RETIREMENT RESTORATION PLAN	2009 RESTATEMENT

ARTICLE 7. MISCELLANEOUS PROVISIONS

7.01.	EMPLOYMENT RIGHTS NOT AFFECTED BY PLAN

The adoption and maintenance of the Plan shall not be deemed to constitute a contract between the Company or an Affiliate and any employee or other service provider. Nothing herein contained shall be deemed to give to any individual the right to be retained in the employ of the Company or an Affiliate or to interfere with the right of the Company or an Affiliate to discharge any service provider.

7.02.	INTEGRATION CLAUSE

No Participant, surviving spouse, beneficiary, alternate payee, or any other person shall be entitled to or have any vested right in or claim to a benefit under the Plan, except as expressly provided herein. The Employer may from time to time issue to Participants one or more booklets or brochures or make presentations summarizing the Plan. In the event of any conflict between the terms of the Plan document or any trust agreement and the terms of any such booklets, brochures, and presentations summarizing the Plan, the terms of the Plan document and any trust agreement shall control.

7.03.	DOUBT AS TO IDENTITY

(a)	If, after reasonable efforts, the Plan Administrator is unable to determine the whereabouts of any person entitled to payment hereunder, the required payment to such person shall be deemed made at the time prescribed by the applicable payment schedule, and the Plan Administrator shall take (or cause to be taken) all steps that it determines to be reasonably appropriate to avoid a violation of section 409A of the Code (e.g., withholding income taxes at the time of each deemed payment, and depositing the amount withheld with the Internal Revenue Service). For purposes of the preceding sentence, notice by registered mail sent to such person’s most recent address (as reflected in the Plan records) shall be deemed to constitute reasonable efforts to locate such person. Subject to the requirements of section 409A of the Code, if such person subsequently makes a proper claim to the Company for such sum, the Company may in its discretion pay to such person the net amount (after withholding) of the deemed payment described in this Section 7.03.

(b)	If a payment is made to a Participant, Beneficiary, or former Spouse as provided under the Plan, the payment is not returned as being undeliverable, and the check on which the payment is made is not presented for payment before such time as the check expires, then the amount of the check may be forfeited. However, subject to the requirements of section 409A of the Code, if such Participant, Beneficiary, or former Spouse subsequently makes a proper claim for the amount of the uncashed benefit check, the Company may in its discretion issue a replacement check.

7.04.	CONSISTENCY OF PAYMENT FORMS IN BENEFIT CALCULATIONS

For purposes of calculating any benefit payable under the Plan, any amount that would be payable under a Qualified Plan if not for the Qualified Plan Limits and any amount that is actually payable under the Qualified Plan shall be determined based on consistent

MEADWESTVACO RETIREMENT RESTORATION PLAN	2009 RESTATEMENT

assumptions with respect to time(s) and form(s) of payment. For example, if a Participant’s Qualified Pension is expressed in the form of a single-life annuity starting as of the Participant’s Nominal Commencement Date, his Gross Pension shall also be expressed in the form of a single-life annuity starting on the Participant’s Nominal Commencement Date, without regard to the time(s) or form(s) in which the Participant’s Supplemental Pension and Qualified Pension are actually paid.

7.05.	DISCRETION TO ACCELERATE PAYMENTS

Notwithstanding any other provision of the Plan, the Plan Administrator shall have discretion to accelerate payments of benefits under the Plan to the extent (and only to the extent) permitted by Treas. Reg. § 1.409A-3(j)(i) through (xiv).

7.06.	PAYMENT MEDIUM

All payments under this Plan shall be made in cash.

7.07.	OBLIGATIONS TO MAKE PAYMENTS

Any obligation to make a payment under the Plan shall be an obligation of the applicable Employer or, in the sole discretion of the Company, of the Company. The Company and any Employer may satisfy any obligation to make a payment hereunder by (a) making the payment, or (b) causing another party, such as an Affiliate or the trustee of an unsecured trust, to make the payment.

7.08.	LIABILITY LIMITED

Except as otherwise provided by applicable law, no liability shall attach to or be incurred by the shareholders, directors, officers, or employees of the Company or any Affiliate under or by reason of any of the terms and conditions contained in the Plan or in any of the contracts procured pursuant thereto or implied therefrom.

7.09.	OVERPAYMENTS

To the extent permitted by section 409A of the Code, if any overpayment of benefits is made under the Plan, the amount of the overpayment may be set off against further amounts payable to or on behalf of the person who received the overpayment until the overpayment has been recovered. The foregoing remedy is not intended to be exclusive.

7.10.	INCAPACITY AND MINOR STATUS

If any person is a minor or unable to care for his affairs because of illness or accident, unless a duly qualified guardian or other legal representative has been appointed, any payment due from the Plan to that person may be paid, for the benefit of such person, to his spouse, parent, brother, sister, or other person deemed by the Plan Administrator to have incurred expenses for such person. Such payment, to the extent thereof, shall discharge all liability for such payment under the Plan.

MEADWESTVACO RETIREMENT RESTORATION PLAN	2009 RESTATEMENT

7.11.	ASSIGNMENT AND LIENS

(a)	Subject to Section 7.11(b), the right of any person to any benefit or payment under the Plan shall not be subject to alienation, transfer, assignment, or encumbrance, or otherwise subject to lien, and any such attempt to alienate, transfer, assign, or encumber any benefit or payment under the Plan shall be null and void.

(b)	Section 7.11(a) shall not apply to payments made pursuant to a qualified domestic relations order (as defined by section 414(p)(1)(A) of the Code) applicable to this Plan. Any domestic relations order shall be subject to the terms of the Qualified Plan with respect to any such order, except that all qualified domestic relations orders shall be construed and executed in a manner consistent with the terms of the Plan and the requirements of section 409A of the Code.

7.12.	WITHHOLDING TAXES

The Plan Administrator may make any appropriate arrangements to deduct from all amounts paid under the Plan, or to collect, any taxes reasonably determined to be required to be withheld under applicable laws. Irrespective of whether withholding is required, the Participant, Beneficiary, or surviving or former Spouse, as the case may be, shall bear all taxes on amounts paid under the Plan, on any imputed income resulting from the operation of the Plan, and on any other payments or compensation from the Company or an Affiliate.

7.13.	TITLES AND HEADINGS NOT TO CONTROL

The titles to articles and the headings of sections, subsections, paragraphs, and clauses in the Plan are placed herein for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

7.14.	NOTICE OF PROCESS

In any action or proceeding involving the Plan, the Company and the Plan Administrator are the only necessary parties, and no Participant, Beneficiary, former Spouse, or other person having or claiming to have an interest under the Plan shall be entitled to any notice of process unless such notice is required by applicable law.

7.15.	GOVERNING LAW AND LIMITATION ON ACTIONS

(a)	Effective July 17, 2006, the Plan shall be construed, administered, and regulated in accordance with the provisions of federal law, and, to the extent not preempted thereby, in accordance with the laws of the Commonwealth of Virginia, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

(b)

No claim for non-payment or underpayment of benefits allegedly owed under the Plan (regardless of whether such benefits are allegedly due under the terms of the Plan or by reason of any law) may be filed in court until the claimant has exhausted the claims review procedures established in accordance with Section 5.04. Claims for underpayment of benefits must be filed in a court with jurisdiction to hear the claim no later than 36 months after the date when the distribution of the benefit commenced.

MEADWESTVACO RETIREMENT RESTORATION PLAN	2009 RESTATEMENT

Claims for non-payment of benefits must be filed in a court with jurisdiction to hear the claim no later than 36 months after the date when the first payment was allegedly due. The running of the 36-month limitations period shall be suspended during the time that any request for review of the claim pursuant to Section 5.04 is pending before the Plan Administrator. The foregoing limitations period is expressly intended to replace and to supersede any limitations period that might otherwise be deemed applicable under state or federal law in the absence of this Section 7.15. Claims filed after the expiration of the limitations period prescribed by this Section 7.15 shall be deemed to be time-barred.

7.16.	CLASS ACTION FORUM SELECTION CLAUSE

(a)	To the fullest extent permitted by law, any lawsuit associated with a putative class action lawsuit relating in any way to the Plan or the administration of the Plan shall be filed in one of the following jurisdictions: (1) the jurisdiction in which the Plan is principally administered or (2) the jurisdiction in which the largest number of putative class members resides (or if that jurisdiction cannot be determined, the jurisdiction in which the largest number of class members is reasonably believed to reside). If any such lawsuit is filed in a jurisdiction other than the one described in the previous sentence, then the Plan, any Plan affiliates, and all alleged Plan participants shall take all necessary steps to have the lawsuit removed to, transferred to, or re-filed in the jurisdiction described in the previous sentence.

(b)	This Section 7.16 does not relieve any putative litigant or class member of any obligation existing under the Plan or by law to exhaust administrative remedies (including the applicable claims procedures) before initiating litigation or to comply with the limitation of actions provision set forth in Section 7.15(b).

7.17.	SEVERABILITY

If any provision of the Plan should be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

7.18.	COMPLETE STATEMENT OF PLAN

This document is a complete statement of the Plan and, as of the effective date hereof, supersedes all prior plan documents.

*        *        *        *        *

MEADWESTVACO RETIREMENT RESTORATION PLAN	2009 RESTATEMENT

IN WITNESS WHEREOF the undersigned has executed this restatement of the Plan.

/s/ John A. Luke, Jr.
John A. Luke, Jr.
Chairman and Chief Executive Officer

APPROVALS

LAW DEPARTMENT

By	/s/ John J. Carrara
John J. Carrara
Associate General Counsel and Assistant Secretary

FILED:	December 30, 2008

By	/s/ Wendell L. Willkie, II
Wendell L. Willkie, II
Senior Vice President, General Counsel and Secretary

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